Exhibit 99.2

December 3, 2010

VIA ELECTRONIC MAIL AND FACISIMILE

LTX-Credence Corporation

825 University Avenue

Norwood, MA 02062

Attention: General Counsel and Secretary

Re:	Notice of Verigy Ltd. Board Determination That Advantest Proposal is Reasonably Likely to Lead to “Superior Offer” and Intent to Engage in Discussions and Furnish Confidential Information to Advantest

Dear Colin:

Reference is hereby made to that certain Agreement and Plan of Merger by and among Verigy, Alisier Limited, Lobster-1 Merger Corporation, Lobster-2 Merger Corporation and LTX-Credence Corporation dated as of November 17, 2010 (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

As you are aware, on November 27, 2010, Verigy notified you (and provided you with a written copy) of an unsolicited written Acquisition Proposal it received from Advantest Corporation (“Advantest”) on November 26, 2010 (the “Advantest Proposal”). Neither Verigy nor any of its representatives has received any additional written or electronic material from Advantest or any of its representatives in respect of the Advantest Proposal.

Pursuant to Section 5.3(c) and Section 8.2 of the Merger Agreement, we hereby notify you, for an on behalf of Verigy Ltd., as follows:

(1) After extensive deliberation and consultation with its financial advisor and outside legal counsel, the Verigy Board of Directors has in good faith concluded that the Advantest Proposal is reasonably likely to lead to a “Superior Offer” within the meaning of the Merger Agreement.

(2) Verigy herby confirms that:

(A) Verigy has not breached Section 5.3 of the Merger Agreement in connection with the Advantest Proposal;

(B) The Verigy Shareholders’ Meeting has not occurred; and

LTX-Credence Corporation

December 3, 2010

(C) The Verigy Board of Directors has concluded in good faith (after consultation with its outside legal counsel) that the failure to take the actions described below would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements.

(3) Pursuant to Section 5.3 of the Merger Agreement, Verigy intends to:

(A) engage in discussions with Advantest with respect to the Advantest Proposal no earlier than 48 hours after the time at which this notice is delivered to you; and

(B) furnish non-public information to Advantest in connection with the foregoing discussions no earlier than 48 hours after the time at which this notice is delivered to you, subject to (and only after receipt of) an executed confidentiality agreement from Advantest containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to Advantest, the terms of which will be at least as restrictive as the terms contained in the Confidentiality Agreement but will not contain terms which prevent Verigy from complying with its obligations under Section 5.3 of the Merger Agreement.

Verigy hereby confirms that contemporaneously with furnishing any nonpublic information to Advantest, Verigy will furnish such nonpublic information to you (to the extent such nonpublic information has not previously been furnished or made available to you). Upon receipt of the foregoing executed confidentiality agreement from Advantest, we will forward a copy to you.

Please let us know if you have any questions.

Regards,

/s/ Michael S. Ringler

Michael S. Ringler

Cc:	Hal J. Leibowitz (Wilmer Cutler Pickering Hale and Door)

Margo Smith (Verigy)

Aaron Alter (Wilson Sonsini Goodrich & Rosati)

Jason Sebring (Wilson Sonsini Goodrich & Rosati)